As filed with the Securities and Exchange Commission on June 22, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Ambrx Biopharma Inc.

(Exact name of registrant as specified in its charter)

Cayman Islands	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

Ambrx Biopharma Inc.

10975 North Torrey Pines Road

La Jolla, California 92037

(858) 875-2400

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Amended and Restated Share Incentive Plan

2021 Equity Incentive Plan

2021 Employee Share Purchase Plan

(Full title of the plans)

Feng Tian, Ph.D.

President, Chief Executive Officer and Chairman of the Board of Directors

Ambrx Biopharma Inc.

10975 North Torrey Pines Road

La Jolla, California 92037

(858) 875-2400

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☒

Copies to:

Sean Clayton

Charles S. Kim

Patrick Loofbourrow

Will H. Cai

Cooley LLP

4401 Eastgate Mall

San Diego, California 92121

(858) 550-6000

CALCULATION OF REGISTRATION FEE

Title of securities to be registered(1)	Amount to be registered(2)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Ordinary shares, par value $0.0001 per share	31,496,847(3)	$1.30(4)	$40,945,901.10(4)	$4,467.20
Ordinary shares, par value $0.0001 per share	24,428,062(5)	$2.57(7)	$62,815,016.57(7)	$6,853.12
Ordinary shares, par value $0.0001 per share	3,000,000(6)	$2.19(8)	$6,557,142.86(8)	$715.38
Total	58,924,909	—	$110,318,060.53	$12,035.70

(1)

These shares may be represented by the Registrant’s American Depositary Shares (“ADSs”), each representing seven ordinary shares of the Registrant. The Registrant’s ADSs issuable upon deposit of the ordinary shares registered hereby have been registered under a separate registration statement on Form F-6, as amended (333-256765).

(2)

Represents ordinary shares issuable upon vesting or exercise of awards granted under the Registrant’s Amended and Restated Share Incentive Plan (the “Prior Plan”), the 2021 Equity Incentive Plan (the “2021 Plan”) and the 2021 Employee Share Purchase Plan (the “2021 ESPP,” and together with the Prior Plan and the 2021 Plan, the “Plans”) as well as the ordinary shares reserved for future awards under the Plans, as applicable. Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers any additional shares that may be offered and issued to prevent dilution from share splits, share dividends, or similar transactions as provided in the Plans.

(3)

Represents ordinary shares issuable upon exercise of outstanding options granted under the Prior Plan as of the date of this registration statement. No additional share awards will be granted under the Prior Plan and the shares remaining available for the grant of future share awards under the Prior Plan at the time the 2021 Plan became effective (the “Prior Plan Pool”), plus any shares underlying outstanding options granted under the Prior Plan that are forfeited, terminate, expire or are otherwise not issued (such shares, the “Prior Plan Returning Shares”), will become available for the grant of share awards under the 2021 Plan.

(4)

The corresponding proposed maximum offering price per share represents the weighted-average exercise price of the outstanding options described in footnote (3) above, which is estimated solely for the purposes of calculating the registration fee under Rule 457(h) under the Securities Act.

(5)

Represents ordinary shares reserved for future issuance under the 2021 Plan as of the date of this registration statement, which presents the sum of (i) 12,000,000 new shares, (ii) the Prior Plan Pool, and (iii) the Prior Plan Returning Shares, if any. See footnote (3) above. The 2021 Plan provides that an additional number of shares will automatically be added to the shares authorized for issuance under the 2021 Plan on January 1st of each year, from January 1, 2022 through January 1, 2031. The number of shares added each year will be equal to (a) 5% of the total number of ordinary shares outstanding on December 31 of the preceding year; or (b) such lesser number of ordinary shares as the Registrant’s board of directors (the “Board”) may designate prior to the applicable January 1st. To the extent that the actual number of shares that may be offered pursuant to the 2021 Plan exceeds the number of shares registered on this registration statement, the Registrant will file a new registration statement to register the additional shares.

(6)

Represents ordinary shares reserved for future grants under the 2021 ESPP. The 2021 ESPP provides that an additional number of shares will automatically be added to the shares authorized for issuance under the 2021 ESPP on January 1st of each year, from January 1, 2022 through January 1, 2031. The number of shares added each year will be equal to the lesser of: (i) 1% of the total number of ordinary shares outstanding on December 31 of the preceding year; (ii) 5,187,625 ordinary shares; or (iii) such lesser number of ordinary shares as the Board may designate prior to the applicable January 1st. To the extent that the actual number of shares that may be offered pursuant to the 2021 ESPP exceeds the number of shares registered on this registration statement, the Registrant will file a new registration statement to register the additional shares.

(7)

Estimated pursuant to Rule 457(h) of the Securities Act solely for the purpose of calculating the registration fee. The proposed maximum offering price per share and proposed maximum aggregate offering price are calculated based on the initial public offering price per ADS as set forth in the Registrant’s prospectus filed with the Securities and Exchange Commission (the “Commission”) on June 18, 2021 pursuant to Rule 424(b) under the Securities Act.

(8)

Estimated pursuant to Rule 457(h) of the Securities Act solely for the purpose of calculating the registration fee. The proposed maximum offering price per share and proposed maximum aggregate offering price are calculated using the initial public offering price per ADS as set forth in the Registrant’s prospectus filed with Commission on June 18, 2021 pursuant to Rule 424(b) under the Securities Act, multiplied by 85%, which is the percentage of the price per share applicable to purchases under the 2021 ESPP.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information*

Item 2.	Registrant Information and Employee Plan Annual Information*

*

Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this registration statement in accordance with Rule 428 under the Securities Act and the Note to Part I of Form S-8. The documents containing information specified in this Part I will be separately provided to the participants covered by the Plans, as specified by Rule 428(b)(1) under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

The following documents previously filed by Ambrx Biopharma Inc. (the “Registrant”) with the Securities and Exchange Commission (the “Commission”) are incorporated by reference herein:

(a)

The Registrant’s prospectus dated June 17, 2021 filed with the Commission on June  21, 2021 pursuant to Rule 424(b)(4) under the Securities Act, relating to the Registration Statement on Form F-1 (File No. 333-256639), which contains audited financial statements for the Registrant’s latest fiscal year for which such statements have been filed; and

(b)

The description of the Registrant’s ordinary shares incorporated by reference in the Registrant’s registration statement on Form 8-A (File No. 001-40505) filed with the Commission on June 15, 2021, under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment and report subsequently filed for the purpose of updating that description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents; provided, however, that documents or portions thereof that are furnished and not filed in accordance with the rules of the Commission shall not be deemed incorporated by reference into this registration statement. Any statement in a document incorporated or deemed to be incorporated by reference in this registration statement will be deemed to be modified or superseded to the extent that a statement contained in this registration statement or in any other later filed document that also is or is deemed to be incorporated by reference modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to be a part of this registration statement.

Item 4.	Description of Securities

Not applicable.

Item 5.	Interests of Named Experts and Counsel

Not applicable.

Item 6.	Indemnification of Directors and Officers

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime.

The memorandum and articles of association that the Registrant has adopted and become effective immediately prior to the completion of the Registrant’s initial public offering provide that we shall indemnify our directors and officers (each an indemnified person) against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such indemnified person, other than by reason of such person’s own dishonesty, willful default or fraud, in or about the conduct of our company’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such indemnified person in defending (whether successfully or otherwise) any civil proceedings concerning the Registrant or its affairs in any court whether in the Cayman Islands or elsewhere.

The Registrant will enter into indemnification agreements with each of its directors and executive officers prior to completion of the Registrant’s initial public offering. Under these agreements, the Registrant may agree to indemnify its directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being a director or officer of the Registrant.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.	Exemption From Registration Claimed

Not applicable.

Item 8.	Exhibits

Exhibit Number	Description

4.1	Amended and Restated Memorandum and Articles of Association of the Registrant, as currently in effect (incorporated herein by reference to Exhibit 3.1 to the Registration Statement on Form F-1, as amended (File No. 333-256639)).

4.2*	Amended and Restated Memorandum and Articles of Association of the Registrant, that will be in effect immediately following the closing of the Registrant’s initial public offering of the Registrant’s ADSs.

4.3	Registrant’s Specimen Certificate for ordinary shares (incorporated herein by reference to Exhibit 4.1 to the Registration Statement on Form F-1, as amended (File No. 333-256639)).

4.4*	Deposit Agreement, dated June 17, 2021, among the Registrant, JPMorgan Chase Bank, N.A., as depositary and holders and beneficial owners of the American Depositary Shares.

5.1*	Opinion of Maples and Calder (Hong Kong) LLP, regarding the validity of the ordinary shares being registered.

10.1	Amended and Restated Share Incentive Plan (including notice of grant, notice of exercise and option purchase agreement) (incorporated herein by reference to Exhibit 10.15 to the Registration Statement on Form F-1, as amended (File No. 333-256639)).

10.2	2021 Equity Incentive Plan (including Forms of Option Grant Notice, Option Agreement, Notice of Exercise, Restricted Share Unit Award Notice and Restricted Share Unit Award Agreement thereunder) (incorporated herein by reference to Exhibit 10.16 to the Registration Statement on Form F-1, as amended (File No. 333-256639)).

10.3	2021 Employee Share Purchase Plan (incorporated herein by reference to Exhibit 10.17 to the Registration Statement on Form F-1, as amended (File No. 333-256639)).

23.1*	Consent of Deloitte & Touche LLP, an independent registered public accounting firm.

23.2*	Consent of Maples and Calder (Hong Kong) LLP (included in Exhibit 5.1)

24.1*	Power of Attorney (included on signature page hereto)

*	Filed herewith.

Item 9.	Undertakings

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and

(iii)

to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to that information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement;

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in La Jolla, California, on June 22, 2021.

Ambrx Biopharma Inc.

By:	/s/ Feng Tian

Name:	Feng Tian, Ph.D.
Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Feng Tian, Ph.D. and Dana Zhang, and each of them, his or her true and lawful agent, proxy and attorney-in-fact, with full power of substitution and resubstitution, for and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed on June 22, 2021 by the following persons in the capacities indicated.

Signature	Title
/s/ Feng Tian	President, Chief Executive Officer and Chairman of the Board of Directors (Principal Executive and Financial Officer)
Feng Tian, Ph.D.

/s/ Dana Zhang	Vice President of Finance (Principal Financial and Accounting Officer)
Dana Zhang, C.P.A.

/s/ Xiaowei Chang	Director
Xiaowei Chang, C.F.A.

/s/ Xiao Le	Director
Xiao Le

/s/ Chris Nolet	Director
Chris Nolet, C.P.A.—Retired

/s/ Katrin Rupalla	Director
Katrin Rupalla, Ph.D.

/s/ Olivia C. Ware	Director
Olivia C. Ware, M.B.A.

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of Ambrx Biopharma Inc., has signed this registration statement or amendment thereto in La Jolla, California on June 22, 2021.

Authorized U.S. Representative FENG TIAN, PH.D.

By:	/s/ Feng Tian
Name:	Feng Tian, Ph.D.
Title:	Chief Executive Officer